QEP RESOURCES, INC.

DEFERRED COMPENSATION PLAN FOR DIRECTORS

As Amended and Restated On July 24, 2017

QEP RESOURCES, INC.
DEFERRED COMPENSATION PLAN FOR DIRECTORS

ARTICLE 1
INTRODUCTION

1.1    Purpose. QEP Resources, Inc., a Delaware corporation (the “Company”), hereby establishes this QEP Resources, Inc. Deferred Compensation Plan for Directors (the “Plan”) to provide Directors (as defined below) of the Company and its participating Affiliates (as defined below) with an opportunity to defer compensation paid to them for their services as Directors and to maintain a deferred compensation account until they cease to serve as Directors of the Company and its Affiliates.

1.2    Status of Plan. This Plan is intended to be an unfunded, nonqualified deferred compensation arrangement designed to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder. Notwithstanding any other provision herein, this Plan shall be interpreted, operated and administered in a manner consistent with these intentions.

ARTICLE 2
DEFINITIONS

For purposes of the Plan, the following terms or phrases shall have the following indicated meanings, unless the context clearly requires otherwise:

2.1    “Account” or “Account Balance” means, for each Participant, the account established for his or her benefit under the Plan, which records the credit on the records of the Company and its Affiliates equal to the amounts set aside under the Plan and the actual or deemed earnings, if any, credited to such account. The Account Balance, and each other specified account or sub-account, shall be a bookkeeping entry only and shall be used solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.

2.2    “Affiliate” means any entity that is treated as the same employer as the Company under Sections 414(b), (c), (m), or (o) of the Code (defined below), any entity required to be aggregated with the Company pursuant to regulations adopted under Code Section 409A, or any entity otherwise designated as an Affiliate by the Company.

2.3    “Beneficiary” means that person or persons who become entitled to receive a distribution of benefits under the Plan in the event of the death of a Participant prior to the distribution of all benefits to which he or she is entitled.

2.4    “Board” means the Board of Directors of the Company.

2.5    “Cash Compensation” means compensation payable to a Director in cash for serving as a Director, including attending Board and committee meetings as a Director, during a Plan Year, but excluding any expense reimbursements.

2.6    “Change in Control” shall be deemed to have occurred if: (i) any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange

Act”)) other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, is or becomes the beneficial owner (as such term is used in Rule 13d-3 under the Exchange Act) of securities of the Company representing 30 percent or more of the combined voting power of the Company; or (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, as of the Effective Date, constitute the Company’s Board of Directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on the Effective Date, or whose appointment, election or nomination for election was previously so approved or recommended; or (iii) the consummation of a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60 percent of the combined voting power of the securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation, or a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 30 percent or more of the combined voting power of the Company’s then outstanding securities; or (iv) the Company’s stockholders approve a plan of complete liquidation or dissolution of the Company or there is consummated for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 60 percent of the combined voting power of the voting securities of which are owned by the stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale. In addition, if a Change in Control constitutes a payment event with respect to any payment under the Plan which provides for the deferral of compensation and is subject to Section 409A of the Code, the transaction or event described in clauses (i), (ii), (iii) and (iv) with respect to such payment must also constitute a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Section 409A of the Code.
2.7    “Code” means the Internal Revenue Code of 1986, as amended.

2.8    “Common Stock” means the no par value common stock of the Company.

2.9    “Common Stock Option” means the investment option available under Section 5.3(b)(i) with respect to a Participant’s election to defer cash compensation that is deemed to invest in Common Stock as set forth therein.

2.10    “Company” means QEP Resources, Inc., a corporation organized and existing under the laws of the State of Delaware, or its successor or successors.

2.11    “Company Equity Plan” means the QEP Resources Inc. 2010 Long-Term Stock Incentive Plan, as it may be amended or restated from time to time, or, to the extent applicable, any future or successor equity compensation plan of the Company.

2.12    “Disability” means a condition that renders a Participant unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, as described in Treas. Reg. Section 1.409A-3(i)(4)(i)(A). A Participant shall not be considered to be disabled unless the Participant furnishes proof of the existence of such disability in such form and manner as may be required by regulations promulgated under, or applicable to, Code Section 409A.

2.13    “Director” means a member of the Board or the Board of Directors of any participating Affiliate who is not an employee (as defined in accordance with Section 3401(c) of the Code and the regulations and revenue rulings thereunder) of the Company or any of its Affiliates.

2.14    “Fair Market Value” means the closing benchmark price of the Company’s Common Stock as reported on the composite tape of the New York Stock Exchange for any given valuation date, or if the Common Stock shall not have been traded on such date, the closing price on the next preceding day on which a sale occurred.

2.15    “Participant” means any Director who has commenced participation in the Plan in accordance with Article 3.

2.16    “Phantom Stock” means an economic unit equal in value to one share of Common Stock, which is issued to a Director as compensation for services performed as a Director pursuant to this Plan and the QEP Resources, Inc. 2010 Long-Term Stock Incentive Plan, as amended or restated from time to time, based upon his or her election to receive such Phantom Stock in lieu of Restricted Stock pursuant to this Plan.

2.17    “Phantom Stock Agreement” means an agreement that may be entered into between the Company and a Director containing terms and conditions applicable to Phantom Stock allocated to the Director under the Plan. A Phantom Stock Agreement will be entered into with Directors under the Plan only if and to the extent determined by the Board.

2.18    “Plan” means this QEP Resources, Inc. Deferred Compensation Plan for Directors, as amended or restated from time to time.

2.19    “Plan Year” means the calendar year.

2.20    “Restricted Stock” means the restricted shares of Common Stock of the Company issued to a Director as compensation for services performed as a Director.

2.21    “Separation from Service” means a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code and Treasury Regulation Section 1.409A-1(h).

2.22    “Unforeseeable Emergency” shall mean a severe financial hardship of the Participant resulting from: (i) an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary, or the Participant’s dependent (as defined in Code Section 152, without regard to Code Section 152(b)(1), (b)(2) and (d)(1)(B)); (ii) a loss of the Participant’s property due to casualty; or (iii) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, as described in Treas. Reg. Section 1.409A-3(i)(3)(i), in each case as determined in the sole discretion of the Board.

ARTICLE 3
ELIGIBILITY; PARTICIPATION

3.1    Eligibility. Any Director who is entitled to receive compensation for service as a Director shall be eligible to participate in the Plan as of the first date the individual becomes a Director.

3.2    Enrollment and Commencement of Deferrals. Each eligible Director who wishes to participate in the Plan for a Plan Year must make an irrevocable election as to the deferral of Cash Compensation and/or the receipt of Phantom Stock in lieu of Restricted Stock for the Plan Year by timely completing, executing and returning to the Company’s Human Resources department such election forms or other enrollment materials as the Board requires as follows:

(a) in the case of a Director who first becomes eligible to participate in the Plan as of the first day of a Plan Year, on or prior to December 31st of the prior Plan Year; and

(b) in the case of a Director who first becomes eligible to participate in the Plan after the first day of a Plan Year, within thirty (30) days after the date the Director first becomes eligible to participate.

If a Director fails to timely complete such election forms or other enrollment materials, the Director shall not participate in the Plan until the first day of the first Plan Year beginning after the date on which the Director timely completes, executes and returns such election forms or other enrollment materials to the Company’s Corporate Secretary.

3.3    Failure of Eligibility. If the Board determines, in its sole and absolute discretion, that any Participant no longer meets the eligibility criteria of the Plan, the Participant shall cease to be an active Participant in the Plan and future contributions to the Plan made by or on behalf of the Participant shall cease as of the date of such determination by the Board. The Board’s determination hereunder shall be final and binding on all persons.

ARTICLE 4
ELECTIONS; AMOUNTS; MODIFICATIONS

4.1    First Year of Plan Participation. In connection with a Participant’s enrollment in the Plan pursuant to Section 3.2, the Participant shall make an irrevocable election for the Plan Year in which the Participant commences participation (i) to defer (or not to defer) all, but not less than all, of his or her Cash Compensation, and/or (ii) to receive (or not to receive) Phantom Stock in lieu of the grant of Restricted Stock that the Participant would otherwise have received during such Plan Year. The Participant’s initial deferral election under this Section 4.1 shall apply solely to compensation to be paid with respect to services performed on or after the date of the Participant’s enrollment in the Plan, and shall continue to apply for all succeeding Plan Years unless and until revoked or modified pursuant to Section 4.2, below. If the Participant fails to timely complete, execute and return such election forms or other enrollment materials as required by the Board in accordance with Section 3.2, then the Participant shall not be permitted to make to defer any Cash Compensation or receive any Phantom Stock under the Plan for such Plan Year.

In connection with a Participant’s enrollment in the Plan pursuant to Section 3.2, the Participant shall also make an irrevocable election for the Plan Year as to the form of distribution (from the options available under Section 6.1 (b) below) of any deferrals (in the form of Cash Compensation and/or Phantom Stock) credited to his or her Account for such Plan Year (including earnings thereon). If the Participant fails to make such election, or if such election does not meet the requirements of Code Section 409A and related Treasury guidance or regulations, the Participant shall be deemed to have elected to receive a lump sum distribution. The Participant’s election (or deemed election) shall continue to apply for succeeding Plan Years unless and until the election is modified pursuant to Section 4.2, below. Any such modification shall apply prospectively only and shall not apply to deferrals (in the form of Cash Compensation and/or Phantom Stock) previously credited under the Plan (or any earnings thereon), except to the extent permitted under Section 4.3 below.

4.2    Subsequent Plan Years. For each succeeding Plan Year, the Participant may, prior to December 31st of the immediately preceding Plan Year (or such earlier deadline as is established by the Board in its sole discretion):
(i)    make an irrevocable election to modify or revoke the Participant’s existing election to (i) defer (or not to defer) all, but not less than all, of his or her Cash Compensation for succeeding Plan Years, and/or (ii) receive (or not to receive) Phantom Stock in lieu of the grant of Restricted Stock that the Participant would otherwise be entitled to receive for succeeding Plan Years. Any such new election shall remain in effect for all succeeding Plan Years unless and until timely revoked or modified by the Participant in accordance with this Section. Any such modification shall apply prospectively only and shall not apply to Cash Compensation previously credited under the Plan (or any earnings thereon) or Phantom Stock previously received in lieu of Restricted Stock.
(ii)    make an irrevocable election to modify his or her existing election as to the form of distribution of any deferrals (in the form of Cash Compensation and/or Phantom Stock) credited to his or her Account for succeeding Plan Years (including earnings thereon). Such election shall be made in accordance with Section 6.1 (b) below, and shall remain in effect for all succeeding Plan Years unless and until timely modified by the Participant in accordance with this Section. Any such modification shall apply prospectively only and shall not apply to Cash Compensation previously credited under the Plan (or any earnings thereon) or Phantom Stock previously received in lieu of Restricted Stock, except to the extent permitted under Section 4.3 below.
4.3    Modification of Distribution Elections for Previously Credited Amounts. To the extent permitted by the Board, a Participant may elect to modify his or her existing election(s) as to the time and form of payment with respect to amounts previously credited under the Plan (and any earnings thereon) or Phantom Stock previously received in lieu of Restricted Stock (a “Modification Election”), provided that (i) such Modification Election does not take effect until at least 12 months after the date on which it is made, (ii) in the case of an election related to a payment not described in Treasury Regulation Sections 1.409A-3(a)(2) (payment on account of disability), 1.409A-3(a)(3) (payment on account of death) or 1.409A-3(a)(6) (payment on account of an unforeseeable emergency), such Modification Election must provide for the deferral of such amount for a period of not less than 5 years from the date such payment would otherwise have been paid (or in the case of a life annuity or installment payments treated as a single payment, 5 years from the date the first amount was scheduled to be paid), (iii) any Modification Election related to a payment described in Treasury Regulation Section 1.409A-3(a)(4) (payment at a specified time or pursuant to a fixed schedule) must be made not less than 12 months before the date the payment is scheduled to be paid (or in the case of a life annuity or installment payments treated as a single payment, 12 months before the date the first amount was scheduled to be paid), and (iv) all other requirements under Code Section 409A and the Treasury Regulations thereunder (including Treasury Regulation Section 1.409A-2(b)) are met with respect to such Modification Election. Modification Elections shall be irrevocable as of the date they are made.

ARTICLE 5
ACCOUNTS; DEEMED INVESTMENTS

5.1    Accounts. The Company shall establish an Account for each Participant with at least two sub-accounts - an Equity Compensation Sub-Account and a Cash Compensation Sub-Account - along with such additional sub-accounts as it deems necessary or desirable for the proper administration of the Plan. The Equity Compensation Sub-Account shall reflect the value of Phantom Stock issued to the Participant in lieu of Restricted Stock for each Plan Year, together with any adjustments for income, gain or loss and any payments from such sub-account as provided herein. Phantom Stock shall be credited to the Participant’s

Equity Compensation Sub-Account and relevant sub-accounts (if any) as of the date the Restricted Stock would otherwise have been granted to the Participant if the Participant had not elected to defer such amounts under this Plan, subject to Section 5.3(a). The Cash Compensation Sub-Account shall reflect all deferrals of Cash Compensation made by the Participant for each Plan Year, together with any adjustments for income, gain or loss and any payments from such sub-account as provided herein. Cash Compensation deferred by a Participant under this Plan shall be credited to the Participant’s Cash Compensation Account and relevant sub-accounts (if any) as soon as administratively practicable after the amounts would have otherwise been paid to the Participant.

5.2    Status of Accounts. Accounts and sub-accounts established hereunder shall be record-keeping devices utilized for the sole purpose of determining benefits payable under this Plan, and will not constitute a separate fund of assets but shall continue for all purposes to be part of the general, unrestricted assets of the Company and its Affiliates, subject to the claims of their general creditors.

5.3    Deemed Investment of Amounts Deferred.

(a)    Equity Compensation Sub-Account. The Participant’s Equity Compensation Sub-Account shall hold shares of the Participant’s Phantom Stock and shall be credited with earnings and dividends as set forth in this Section 5.3(a).

(i)Earnings and Dividends. All shares of Phantom Stock deemed held in the Participant’s Equity Compensation Sub-Account shall be credited on a quarterly basis with an amount equal to the dividends that would have become payable during the deferral period if actual purchases of Common Stock had been made, with such dividends accounted for as if invested in additional shares of Phantom Stock as of the payable date for such dividends. Any credited shares treated as if they were purchased with dividends shall be deemed to have been purchased at Fair Market Value on the dividend payment date.

(ii)Vesting. Unless otherwise provided under the terms of a Phantom Stock Agreement and subject to subsection (i) above, in the event a Participant elects to defer under this Plan any award of Restricted Stock that, in accordance with the director compensation program or policy then in effect, would have been subject to vesting or other forfeiture restrictions, then the corresponding Phantom Stock under this Plan and any earnings and dividends attributable thereto shall be subject to the same vesting and forfeiture restrictions as would have otherwise applied to such Restricted Stock and/or the earnings and dividends thereon, as applicable. In the event the Participant forfeits shares of Phantom Stock in accordance with the foregoing or the terms of a Phantom Stock Agreement, the Participant’s Equity Compensation Sub-Account shall be debited for the number of shares of Phantom Stock forfeited along with any earnings and dividends related to such shares.

(b)    Cash Compensation Sub-Account. In connection with a Participant’s election to defer compensation for a Plan Year pursuant to Article 4, a Participant may elect to have earnings, gains, or losses with respect to deferrals into his or her Cash Compensation Sub-Account for such Plan Year calculated based on either the Common Stock Option or the Investment Option. The Participant’s actual or deemed investment election shall continue in effect for future Plan Years unless and until modified by the Participant. Any such modification (i) shall apply prospectively only to amounts deferred in future Plan Years, and (ii) shall be made at the same time as modifications to deferral elections are made under Section 4.2 above.

(i)    Common Stock Option. Any portion of the Cash Compensation Sub-Account deemed invested under this option (the “Common Stock Option”) shall be accounted for as if invested in shares of Common Stock purchased at Fair Market Value on the date on which a deferral of Cash Compensation is credited to the Participant’s Account. All shares of Common Stock deemed held in the Participant’s Cash

Compensation Sub-Account shall be credited on a quarterly basis with an amount equal to the dividends that would have become payable during the deferral period if actual purchases of Common Stock had been made, with such dividends accounted for as if invested in Common Stock as of the payable date for such dividends. Any credited shares treated as if they were purchased with dividends shall be deemed to have been purchased at Fair Market Value on the dividend payment date.

(ii)     Investment Option. Any portion of the Cash Compensation Sub-Account deemed invested under this option (the “Investment Option”) shall be deemed invested in one or more of the investment options made available from time to time for Participants under the Plan. Each such deemed investment shall be credited or debited with earnings or losses as if the amount invested had been invested in the applicable investment fund made available by the Board.

ARTICLE 6
DISTRIBUTIONS

6.1    Permissible Times and Forms of Payments. Subject to Article 7, below, A Participant may elect to receive his or her Account pursuant to an election form filed in accordance with Article 4 at the following times and in the following forms:
(a)    Time of Distribution. A Participant may elect to receive a distribution as of the date of, or at a designated anniversary date following, the first to occur of the Participant’s Separation from Service or Disability or at a designated time or times specified by the Participant in his or her election forms, which shall not be earlier than 24 months from the date of deferral of the amount to be distributed.

(b)    Form of Distribution. A Participant may elect to receive a distribution of his or her Account in any of the following forms:

(i)	a single lump sum;

(ii)	up to ten (10) annual installments; or
(iii)    in the case of an in-service distribution a single lump sum of the entire Account Balance made in one or more Plan Years, as designated by the Participant.

(c)    Subsequent Deferrals. Notwithstanding an actual or deemed election as to the timing of the distribution of a Participant’s Account, at such times and in such manner as the Board may determine, a Participant may make an irrevocable election to delay the payment, or the commencement of payment, of his or her Account, but only if such election (i) is made not less than 12 months before the date the payment or commencement of installment payments is scheduled to be paid or to begin; (ii) shall not take effect until at least 12 months after the date the election is made; and (iii) relating to a payment not being made on account of death, Disability or an Unforeseeable Emergency, delays the payment or commencement of payments for a period of at least five years from the date the payment or series of payments was scheduled to be paid or begin.

6.2    Change in Control. Notwithstanding any election made by the Participant, in the event of a Change in Control, all amounts then credited to the Participant’s Account shall be distributed to the Participant in a single lump sum within 60 days following the Change in Control.

6.3    Calculation of Distributions.

(a)    Lump Sum. All cash lump sum distributions shall be based on the value of the Participant’s Account (or the portion thereof to be paid in a lump sum) as of the closest administratively feasible valuation date preceding the date distribution is made, in accordance with rules established by the Board.

(b)    Installment Distributions. Under an installment payout, the amount to be distributed in each installment payment shall be determined by dividing the value of the Participant’s Accounts being paid in installments as of the closest administratively feasible valuation date preceding the date of each distribution by the number of installment payments remaining to be made, in accordance with rules established by the Board.  In the event of the death of the Participant prior to the full payment of his Accounts being paid in installments, payments will continue to be made to his Beneficiary in the same manner as would have been payable to the Participant.

6.4    Method of Payment. All payments under the Plan shall be made in cash, provided, however, that, solely with respect to amounts in a Participant’s Cash Compensation Sub-Account that are deemed invested in shares of Common Stock and amounts in a Participant’s Equity Compensation Sub Account, if prior to distribution and in accordance with administrative procedures and notice requirements that may be established by the Company from time to time, a Participant timely requests that a payment be made in the form of Common Stock (a “Stock Distribution Request”), then, unless otherwise determined by the Board in its sole discretion, such amounts shall be paid in the form of an equal number of actual shares of Common Stock , which shares of Common Stock shall be delivered to the Participant under the Company Equity Plan as of the date the distribution is made. For the avoidance of doubt, the Company shall have the right to pay all amounts under the Plan in cash notwithstanding any Equity Distribution Request, as determined by the Board in its discretion.

ARTICLE 7
WITHDRAWALS FOR UNFORESEEABLE EMERGENCIES

7.1    Petition. If the Participant experiences an Unforeseeable Emergency, the Participant may petition the Board in writing to receive a partial or full payout from the Plan, subject to the provisions set forth below. A Participant’s written petition for such a payment shall describe the circumstances which the Participant believes justify the payment and an estimate of the amount necessary to eliminate the Unforeseeable Emergency.

7.2    Amount of Withdrawal; Necessity. The payout, if any, from the Plan shall not exceed the lesser of: (i) the Participant’s vested Account Balance, calculated as of the close of business on or around the date on which the amount becomes payable, as determined by the Board in its sole discretion; or (ii) the amount necessary to satisfy the Unforeseeable Emergency, plus amounts necessary to pay Federal, state, or local income taxes or penalties reasonably anticipated as a result of the distribution. Notwithstanding the foregoing, a Participant may not receive a payout from the Plan to the extent that the Unforeseeable Emergency is or may be relieved (a) through reimbursement or compensation by insurance or otherwise, (b) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or (c) by cessation of deferrals under this Plan.

7.3    Payment; Cessation of Deferrals. If the Board, in its sole discretion, approves a Participant’s petition for payout from the Plan, the Participant shall receive a payout in the form of a lump sum from the Plan within sixty (60) days of the date of such approval, and the Participant’s deferrals of Cash Compensation then in effect under the Plan shall be terminated as of the date of such approval.

7.4    409A. Any payment as a result of an Unforeseeable Emergency shall be made in accordance with Code Section 409A(a)(2)(A)(vi) and the regulations thereunder.

ARTICLE 8
ACCOUNT STATEMENTS

Within 60 days after the end of the calendar year, a statement will be sent to each Participant listing the balance in his or her Account as of the last day of the Plan Year.

ARTICLE 9
ADMINISTRATION

The Board shall administer the Plan and shall have full authority to make such rules and regulations deemed necessary or desirable to administer the Plan and to interpret its provisions. However, no member of the Board shall vote or act on any matter relating solely to himself or herself.
9.1    Board to Administer and Interpret Plan. The Board or its designee shall administer the Plan and shall have all discretion and power necessary for that purpose. The Board shall have the discretion, authority, and power to (i) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan and (ii) decide or resolve any and all questions that may arise in connection with this Plan, including interpretations of the Plan and determinations of eligibility to participate and to receive distributions under the Plan. Any individual serving on the Board, or anyone delegated responsibilities by the Board, shall not vote or act on any matter relating solely to himself. When making a determination or calculation, the Board shall be entitled to rely on information supplied by a Participant, Beneficiary, or the Employer, as the case may be. The Board shall maintain all records of the Plan.
9.2    Agents. In the administration of this Plan, the Board may, from time to time, employ agents (including officers and other employees of the Company) and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to the Company.
9.3    Binding Effect of Decisions. The decision or action of the Board with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.
9.4    Indemnity of Board. The Company shall indemnify and hold harmless the members of the Board and any employee to whom duties of the Board may be delegated against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Board, any of its members, or any such employee.
9.5    Agent for Legal Process. The Board shall be agent of the Plan for service of all legal process.

ARTICLE 10
AMENDMENT AND TERMINATION

The Plan may be amended, modified or terminated by the Board. No amendment, modification, or termination shall adversely affect a Participant’s rights with respect to amounts vested in his or her Account.

ARTICLE 11
MISCELLANEOUS

11.1    Election Forms. All elections shall be made on forms prepared by the Corporate Secretary and must be dated, signed, and filed with the Company’s Human Resources department in order to be valid.

11.2    Source of Payments. The Company and each participating Affiliate will pay all benefits for its Directors arising under this Plan, and all costs, charges and expenses relating to such benefits, out of its general assets. The right of a Participant to receive any unpaid portion of his or her Account shall be an unsecured claim against the general assets of the Company and its Affiliates and will be subordinated to the general obligations of the Company and its Affiliates.

11.3    No Assignment or Alienation.

(a)    General. Except as provided in subsection (b) below, the benefits provided for in this Plan shall not be anticipated, assigned (either at law or in equity), alienated, or be subject to attachment, garnishment, levy, execution or other legal or equitable process. Any attempt by any Participant or any Beneficiary to anticipate, assign or alienate any portion of the benefits provided for in this Plan shall be null and void.

(b)    Exception: DRO. The restrictions of subsection (a) shall not apply to a distribution to an “alternate payee” (as defined in Code Section 414(p)) pursuant to a “domestic relations order” (“DRO”) within the meaning of Code Section 414(p)(1)(B). The Board shall have the discretion, power, and authority to determine whether an order is a DRO. Upon a determination that an order is a DRO, the Board shall cause the Company or the relevant Affiliate to make a distribution to the alternate payee or payees named in the DRO, as directed by the DRO.

11.4    Beneficiaries. A Participant shall have the right, in accordance with forms and procedures established by the Board, to designate one or more Beneficiaries to receive some or all amounts payable under the Plan after the Participant’s death. In the absence of an effective Beneficiary designation, all payments shall be made to the personal representative of the Participant’s estate.

11.5    No Creation of Rights. Nothing in this Plan shall confer upon any Participant the right to continue as a Director. The right of a Participant to receive a distribution shall be an unsecured claim against the general assets of the Company. Nothing contained in this Plan or its component Programs nor any action taken hereunder shall create, or be construed to create, a trust of any kind, or a fiduciary relationship between the Company and the Participants, Beneficiaries, or any other persons. All Accounts under the Plan and its component Programs shall be maintained for bookkeeping purposes only and shall not represent a claim against specific assets of any Company.

11.6    Payments to Incompetents. If the Board determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of his or her property, the Board may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Board may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any such payment shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

11.7    Court Order. The Board is authorized to make any payments directed by court order in any action in which the Plan or the Board has been named as a party.

11.8    Code Section 409A Savings Clause. The payments and benefits provided under the Plan are intended to be compliant with the requirements of Section 409A of the Code. Notwithstanding any provision of this Plan to the contrary, including, without limitation, Article 10 hereof, in the event that the Company reasonably determines that any payments or benefits hereunder are not either exempt from or compliant with the requirements of Section 409A of the Code, the Company shall have the right adopt such amendments to this Plan or adopt such other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that are necessary or appropriate (i) to preserve the intended tax treatment of the payments and benefits provided hereunder, to preserve the economic benefits with respect to such payments and benefits, and/or (ii) to exempt such payments and benefits from Section 409A of the Code or to comply with the requirements of Section 409A of the Code and thereby avoid the application of penalty taxes thereunder; provided, however, that this Section 11.8 does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments, policies or procedures or to take any other such actions or to indemnify any Participant for any failure to do so.

11.9    Attorney Fees; Interest. The Company and its Affiliates agrees to pay as incurred, to the full extent permitted by law, and in accordance with Code Section 409A, all legal fees and expenses which a Participant may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Participant, or others following a Change in Control regarding the validity or enforceability of, or liability under, any provision of this Plan or any guarantee of performance thereof (including as a result of any contest by the Participant about the amount of any payment pursuant to this Plan), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code. The foregoing right to legal fees and expenses shall not apply to any contest brought by a Participant (or other party seeking payment under the Plan) that is found by a court of competent jurisdiction to be frivolous or vexatious. To the extent that any payments or reimbursements provided to the Participant under this Section are deemed to constitute compensation to the Participant, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred.  The amount of any payments or expense reimbursements that constitute compensation in one year shall not affect the amount of payments or expense reimbursements constituting compensation that are eligible for payment or reimbursement in any subsequent year, and the Participant’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

11.10    Distribution in the Event of Taxation. If, for any reason, all or any portion of a Participant’s benefits under this Plan becomes subject to federal income tax under Code Section 409A with respect to the Participant prior to receipt, a Participant may petition the Board for a distribution of that portion of his or her benefit that has become taxable. Upon the grant of such a petition, which grant shall not be unreasonably withheld, the Company or the relevant Affiliate shall distribute to the Participant immediately available funds in an amount equal to the taxable portion of his or her benefit (which amount shall not exceed a Participant’s unpaid vested Account balances). If the petition is granted, the tax liability distribution shall be made within 90 days of the date when the Participant’s petition is granted. Such a distribution shall affect and reduce the benefits to be paid under this Plan.

11.11    Governing Law. To the extent not preempted by federal law, this Plan shall be governed by the laws of the State of Colorado, without regard to conflicts of law principles.

I hereby certify that this QEP Resources, Inc. Deferred Compensation Plan for Directors was duly amended by the Board of Directors of QEP Resources, Inc. on July 24, 2017.

Executed on this 24th day of July, 2017.

By:	/s/ Richard J. Doleshek
Richard J. Doleshek,
Executive Vice President and Chief Financial Officer